Ex. 99.1

Silvergate Capital Corporation Announces Second Quarter 2020 Results
La Jolla, CA, July 27, 2020 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three months ended June 30, 2020.
Second Quarter 2020 Financial Highlights

•
Net income for the quarter was $5.5 million, or $0.29 per diluted share, compared to net income of $4.4 million, or $0.23 per diluted share, for the first quarter of 2020, and net income of $5.2 million, or $0.28 per diluted share, for the second quarter of 2019

•	Digital currency customers grew to 881 at June 30, 2020 compared to 850 at March 31, 2020, and 655 at June 30, 2019

•
The Silvergate Exchange Network (“SEN”) handled 40,286 transactions in the second quarter of 2020, an increase of 28% compared to 31,405 transactions in the first quarter of 2020, and 12,254 transactions in the second quarter of 2019

•	The SEN handled $22.4 billion of U.S. dollar transfers in the second quarter, an increase of 29% compared to $17.4 billion in the first quarter of 2020, and $8.6 billion in the second quarter of 2019

•	Digital currency customer related fee income for the quarter was $2.4 million, compared to $1.7 million for the first quarter of 2020, and $1.1 million for the second quarter of 2019

•	Book value per share was $14.36 at June 30, 2020, compared to $13.11 at March 31, 2020, and $12.04 at June 30, 2019

•	The Company’s total risk-based capital ratio was 25.54% at June 30, 2020, compared to 26.05% at March 31, 2020 and 26.57% at June 30, 2019

Alan Lane, president and chief executive officer of Silvergate, commented, “As our team continues to support our customers and constituents of the Bank in our new normal environment, our priority remains the safety and health of our employees and customers. As an industry innovator and leader, our infrastructure has allowed for a seamless transition during the evolving pandemic, positioning Silvergate for continued success in a digital world. We also remain confident in the credit quality of our loan portfolio given the Bank’s conservative underwriting standards and the low to moderate loan-to-value ratios across our commercial, multi-family and residential real estate portfolios which were in the low- to mid-50% range as of June 30, 2020. In fact, 27% of the loans by dollar volume that were modified as a result of hardship from the pandemic have already resumed payments as of July 15, 2020, which bodes well for the second half of the year.”
Mr. Lane continued, “Our success is also evident in our second quarter expansion of our digital payments platform, known as the Silvergate Exchange Network or SEN, and our growth in the related fee income, up 41% compared to the 2020 first quarter and 119% compared to the 2019 second quarter. Digital currency customers expanded to 881 from 850 in the first quarter of the year, while we maintained a robust pipeline of more than 200 potential customers. As we continue to grow both our digital currency customers and their utilization of the SEN, the network effect and competitive moat of our global payments platform further expands. As part of this, I am very pleased with the expansion of our newest product, SEN Leverage, which during the quarter expanded our bitcoin collateralized loans to $22.5 million in approved credit from $12.5 million in the first quarter. We are pleased with the product’s performance and see it as a potentially strong growth driver for Silvergate.”

	As of or for the Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$5,466	$4,393	$5,156
Diluted earnings per share	$0.29	$0.23	$0.28
Return on average assets (ROAA)(1)	1.02%	0.79%	1.03%
Return on average equity (ROAE)(1)	8.72%	7.14%	10.04%
Net interest margin(1)(2)	3.14%	2.86%	3.56%
Cost of deposits(1)(3)	0.37%	0.87%	0.28%
Cost of funds(1)(3)	0.42%	0.94%	0.43%
Efficiency ratio(4)	65.03%	67.98%	64.50%
Total assets	$2,340,713	$2,310,708	$2,242,034
Total deposits	$1,670,909	$2,002,957	$1,938,650
Book value per share	$14.36	$13.11	$12.04
Tier 1 leverage ratio	11.57%	10.98%	11.11%
Total risk-based capital ratio	25.54%	26.05%	26.57%
________________________

(1)	Data has been annualized.

(2)
Net interest margin is a ratio calculated as annualized net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.

(3)
Cost of deposits and cost of funds increased beginning in the second quarter of 2019 due to callable brokered certificates of deposit that were issued as part of the hedging strategy discussed in “Balance Sheet —Deposits” in more detail below. During the first and second quarters of 2020 all brokered certificates of deposit were called and the unamortized premium expense was fully written-off.

(4)	Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

Digital Currency Initiative
At June 30, 2020, the Company’s digital currency customers increased to 881 from 850 at March 31, 2020, and from 655 at June 30, 2019. At June 30, 2020, Silvergate had over 200 prospective digital currency customer leads in various stages of the customer onboarding process and pipeline. There were a record 40,286 transactions on the SEN for the second quarter of 2020, an increase of 28% compared to 31,405 transactions for the first quarter of 2020. In addition, for the second quarter of 2020, $22.4 billion of U.S. dollar transfers occurred on the SEN, another quarterly record and a 29% increase from the first quarter of 2020.

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019

	(Dollars in millions)
# SEN Transactions	40,286	31,405	12,254
$ Volume of SEN Transfers	$22,423	$17,372	$8,625
Results of Operations, Quarter Ended June 30, 2020
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
In 2020, the Company has made multiple purchases of tax-exempt municipal bonds. Tax-exempt income from these securities is calculated on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $16.5 million for the second quarter of 2020, compared to $15.5 million for the first quarter of 2020, and $17.6 million for the second quarter of 2019.

Compared to the first quarter of 2020, net interest income increased $1.0 million due to a decrease of $2.6 million in interest expense offset by a decrease of $1.6 million in interest income.
Average total interest earning assets decreased by $67.1 million for the second quarter of 2020 compared to the first quarter of 2020, primarily due to decreases in interest earning deposits in other banks and loans, offset by a modest increase in securities. The yield on interest earning assets was impacted by the federal funds rate reductions in March 2020, with lower yields on deposits in other banks, taxable securities, and mortgage warehouse loans. The impact of lower yields was partially offset by income from our investments in tax-exempt municipal bonds.
Average interest bearing liabilities decreased $240.2 million for the second quarter of 2020 compared to the first quarter of 2020, due to calling the remaining balance of brokered certificates of deposit. The average rate paid on total interest bearing liabilities decreased from 3.51% for the first quarter of 2020 to 2.78% for the second quarter of 2020, primarily due to lower rates paid on both brokered certificates of deposit and FHLB advances and other borrowings. In addition, the accelerated premium expense associated with calling brokered certificates of deposit was $1.2 million in the second quarter of 2020, compared to $2.1 million in the first quarter of 2020.
Compared to the second quarter of 2019, net interest income decreased $1.1 million, due to a decrease of $1.0 million in interest income and an increase of $0.1 million in interest expense. Average total interest earning assets increased by $130.6 million for the second quarter of 2020 compared to the second quarter of 2019, due to increases in securities and loans offset by decreases in interest earning deposits in other banks. The average yield on total interest earning assets decreased from 3.94% for the second quarter of 2019 to 3.51% for the second quarter of 2020, primarily due to lower yields on interest earning deposits in other banks, securities and loans. The lower yields were due to declines in federal funds rate and LIBOR, which was partially offset by the impact of interest rate floors which were put in place during 2019. Average interest bearing liabilities decreased $62.3 million for the second quarter of 2020 compared to the second quarter of 2019 due to calling the remaining balance of brokered certificates of deposit. The average rate on total interest bearing liabilities increased from 2.20% for the second quarter of 2019 to 2.78% for the second quarter of 2020, primarily due to the impact of calling the remaining outstanding balance of brokered certificates of deposits, and the acceleration of the related premium expense.
Net interest margin for the second quarter of 2020 was 3.14%, compared to 2.86% for the first quarter of 2020, and 3.56% for the second quarter of 2019. The increase in the net interest margin compared to the first quarter of 2020 was driven by a decrease in interest expense due to lower rates and lower premium expense associated with calling brokered certificates of deposits. The net interest margin decrease from the second quarter of 2019 was primarily due to the impact of lower federal funds rates and LIBOR, partially mitigated by decreased FHLB borrowings and the combined effects associated with the hedging strategy, which included the impacts of reducing the balance of the callable brokered certificates of deposit, along with the benefit derived from the interest rate floors.

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$168,297	$405	0.97%	$234,356	$724	1.24%	$530,325	$3,058	2.31%
Taxable securities	690,810	4,123	2.40%	902,165	6,048	2.70%	579,464	4,501	3.12%
Tax-exempt securities(1)	231,232	1,996	3.47%	6,611	61	3.71%	—	—	—
Loans(2)(3)	1,008,242	11,710	4.67%	1,024,982	13,121	5.15%	860,682	11,684	5.45%
Other	13,224	200	6.08%	10,746	121	4.53%	10,743	229	8.55%
Total interest earning assets	2,111,805	18,434	3.51%	2,178,860	20,075	3.71%	1,981,214	19,472	3.94%
Noninterest earning assets	51,776			49,307			28,440
Total assets	$2,163,581			$2,228,167			$2,009,654
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$190,394	$1,652	3.49%	$441,682	$4,051	3.69%	$270,360	$1,194	1.77%
FHLB advances and other borrowings	78,266	44	0.23%	67,229	263	1.57%	60,639	443	2.93%
Subordinated debentures	15,821	267	6.79%	15,818	270	6.87%	15,807	267	6.78%
Total interest bearing liabilities	284,481	1,963	2.78%	524,729	4,584	3.51%	346,806	1,904	2.20%
Noninterest bearing liabilities:
Noninterest bearing deposits	1,611,972			1,436,062			1,445,529
Other liabilities	15,070			19,900			11,371
Shareholders’ equity	252,058			247,476			205,948
Total liabilities and shareholders’ equity	$2,163,581			$2,228,167			$2,009,654
Net interest spread(4)			0.73%			0.20%			1.74%
Net interest income, taxable equivalent basis		$16,471			$15,491			$17,568
Net interest margin(5)			3.14%			2.86%			3.56%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(419)			(13)			—
Net interest income, as reported		$16,052			$15,478			$17,568
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(1)	Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.

(2)	Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.

(3)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)	Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.
Provision for Loan Losses
The Company recorded a provision for loan losses of $0.2 million for the second quarter of 2020, compared to $0.4 million provision for the first quarter of 2020, and $0.2 million for the second quarter of 2019. The provision for the second quarter was based on modest increases in loans held-for-investment, Silvergate’s historically strong credit quality and minimal loan charge-offs, and the low to moderate loan-to-value margins in the Company's commercial, multi-family and one-to-four family real estate loans held-for-investment portfolios, as evidenced by weighted average loan-to-value ratios in the low- to mid-50% range. Although there is significant uncertainty in the current economic environment due to the impact of the COVID-19 pandemic, the Company believes the relatively low to moderate loan-to-value ratios, along with only modest exposure to the retail and hospitality sectors, provides lower probability of loss in the event of defaults in the Company’s loan portfolio. The Company has worked closely with its borrowers throughout the pandemic and 27% of borrowers who initially were granted loan deferrals have resumed payments on their borrowings as of July 15, 2020. The Company will continue to monitor trends in its portfolio segments for any known or probable adverse conditions.
Noninterest Income
Noninterest income for the second quarter of 2020 was $5.4 million, an increase of $0.5 million, or 10.2%, from the first quarter of 2020. The primary drivers of this increase were an increase of $1.4 million in gains on sale of securities and a $0.6 million, or 38.1%, increase in deposit related fees, partially offset by a decrease of $0.6 million in gains on sale of loans and no gain on extinguishment of debt during the quarter compared to $0.9 million in the first quarter of 2020. Deposit related fees from digital currency customers were $2.4 million for the second quarter of 2020, an increase of $0.7 million, or 40.7% compared to $1.7 million for the first quarter of 2020.
Noninterest income for the second quarter of 2020 increased by $3.3 million, or 152.3%, compared to the second quarter of 2019. This increase was primarily due to the gain on sale of securities of $2.6 million and a $1.3 million, or 108.2%, increase in deposit related fees, partially offset by a $0.4 million decrease in service fees related to off-balance sheet deposits. Deposit related fees from digital currency customers increased $1.3 million, or 118.8%, to $2.4 million compared to $1.1 million for the second quarter of 2019.

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019

	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$450	$382	$346
Service fees related to off-balance sheet deposits	7	70	412
Deposit related fees	2,438	1,766	1,171
Gain on sale of securities, net	2,556	1,197	—
(Loss) gain on sale of loans, net	(56)	506	156
Gain on extinguishment of debt	—	925	—
Other income	39	85	69
Total noninterest income	$5,434	$4,931	$2,154
Noninterest Expense
Noninterest expense totaled $14.0 million for the second quarter of 2020, an increase of $0.1 million compared to the first quarter of 2020, and an increase of $1.3 million compared to the second quarter of 2019.
Noninterest expense increased from the prior quarter due to increases in salaries and employee benefits and communications and data processing, and professional services, partially offset by a decrease in other general and administrative expense.
Noninterest expense increased from the second quarter of 2019 due to increases in salaries and employee benefits, communications and data processing and other general and administrative expense, partially offset by decreases in occupancy and equipment expense.

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$9,002	$8,955	$8,082
Occupancy and equipment	894	907	1,012
Communications and data processing	1,313	1,261	1,123
Professional services	1,105	985	1,073
Federal deposit insurance	182	123	168
Correspondent bank charges	347	373	301
Other loan expense	99	122	118
Other real estate owned expense	—	—	5
Other general and administrative	1,030	1,149	839
Total noninterest expense	$13,972	$13,875	$12,721
Income Tax Expense
Income tax expense was $1.8 million for the second quarter of 2020, compared to $1.8 million for the first quarter of 2020, and $1.7 million for the second quarter of 2019. Our effective tax rate for the second quarter of 2020 was 25.0%, compared to 28.8% for the first quarter of 2020, and 24.7% for the second quarter of 2019. The lower effective tax rate during the second quarter of 2020 when compared to the first quarter of 2020 was due to tax-exempt income earned on certain municipal bonds.
Results of Operations, Six Months Ended June 30, 2020
Net income for the six months ended June 30, 2020 was $9.9 million, or $0.52 per diluted share, compared to $14.6 million, or $0.80 per diluted share, for 2019.
Net interest income for the six months ended June 30, 2020 was $31.5 million, compared to $36.9 million for the same period in 2019. The decrease in net interest income was primarily due to a $1.5 million decrease in interest income and a $3.9 million increase in interest expense.
Noninterest income for the six months ended June 30, 2020 was $10.4 million, compared to $10.0 million for the same period in 2019. The increase in total noninterest income was primarily due to the increase in fee income from our digital currency customers, a $3.8 million gain on sale of securities offset by the $5.5 million gain on a branch sale that occurred in the first quarter of 2019. Digital currency customer related fee income for the six months ended June 30, 2020 was $4.1 million as compared to $2.0 million for the six months ended June 30, 2019.
Noninterest expense was $27.8 million for the six months ended June 30, 2020, compared to $26.2 million for the six months ended June 30, 2019. The increase in noninterest expense was primarily due to increases in salaries and benefits and other general and administrative expenses.
Income tax expense was $3.6 million for the six months ended June 30, 2020, compared to income tax expense of $5.7 million for 2019. Our effective tax rate for the six months ended June 30, 2020 and 2019 was 26.7% and 28.1%, respectively.
Balance Sheet
Deposits
At June 30, 2020, deposits totaled $1.7 billion, a decrease of $332.0 million, or 16.6%, from March 31, 2020, and a decrease of $267.7 million, or 13.8%, from June 30, 2019. Noninterest bearing deposits totaled $1.6 billion (representing approximately 93.6% of total deposits) at June 30, 2020, a decrease of $182.1 million from the prior quarter end and a $13.3 million increase compared to June 30, 2019. The decrease in total deposits from the prior quarter was driven by a decrease in deposit levels from digital currency customers as the continued volatility in digital currency prices, primarily bitcoin, resulted in the deployment of U.S. dollar deposits held at the bank into digital currency asset classes and a $141.3 million decrease from calling the brokered certificates of deposit in the second quarter of 2020. The decrease in total deposits from June 30, 2019 includes a net decrease of $248.2 million in callable brokered certificates of deposit associated with the hedging strategy, partially offset by an increase in deposit levels related to the Company’s digital currency customers.

The weighted average cost of deposits for the second quarter of 2020 was 0.37%, compared to 0.87% for the first quarter of 2020, and 0.28% for the second quarter of 2019. The decrease in the weighted average cost of deposits compared to the first quarter of 2020 was driven by lower accelerated premium expense associated with calling all remaining brokered certificates of deposit in the second quarter of 2020, when compared to the first quarter of 2020 and an increase in noninterest bearing deposits. When compared to the second quarter of 2019, the increase in weighted average cost of deposits was due to the accelerated premium resulting from calling the outstanding brokered certificates of deposit offset by lower coupon interest expense on those deposits and higher noninterest bearing deposits in the second quarter of 2020 compared to 2019.

	Three Months Ended
	June 30, 2020		March 31, 2020		June 30, 2019
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$1,611,972	—	$1,436,062	—	$1,445,529	—
Interest bearing accounts:
Interest bearing demand accounts	44,643	0.14%	51,551	0.13%	47,879	0.14%
Money market and savings accounts	66,598	0.39%	81,670	0.97%	77,293	0.83%
Certificates of deposit:
Brokered certificates of deposit	77,717	8.11%	306,828	5.02%	129,354	2.97%
Other	1,436	0.84%	1,633	0.99%	15,834	1.53%
Total interest bearing deposits	190,394	3.49%	441,682	3.69%	270,360	1.77%
Total deposits	$1,802,366	0.37%	$1,877,744	0.87%	$1,715,889	0.28%
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API and cash management solutions. These tools enable Silvergate’s clients to grow their business and scale operations. The following table sets forth a breakdown of the Company’s digital currency customer base and the deposits held by such customers at the dates noted below:

	June 30, 2020		March 31, 2020		June 30, 2019
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital currency exchanges	64	$601	61	$599	49	$653
Institutional investors	566	577	541	715	428	569
Other customers	251	331	248	379	178	242
Total	881	$1,509	850	$1,693	655	$1,463
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(1)	Total deposits may not foot due to rounding.
Loan Portfolio
Total loans held-for-investment were $800.3 million at June 30, 2020, an increase of $114.3 million, or 16.7%, from March 31, 2020, and an increase of $108.9 million, or 15.7%, from June 30, 2019.

	June 30, 2020	March 31, 2020	June 30, 2019

	(Dollars in thousands)
Real estate loans:
One-to-four family	$216,038	$202,214	$203,885
Multi-family	72,007	76,721	80,080
Commercial	316,815	325,116	331,034
Construction	10,822	10,034	3,137
Commercial and industrial	24,707	15,948	10,658
Consumer and other	243	154	199
Reverse mortgage	1,309	1,431	1,686
Mortgage warehouse	155,308	51,596	57,923
Total gross loans held-for-investment	797,249	683,214	688,602
Deferred fees, net	3,062	2,760	2,857
Total loans held-for-investment	800,311	685,974	691,459
Allowance for loan losses	(6,763)	(6,558)	(7,049)
Loans held-for-investment, net	793,548	679,416	684,410
Loans held-for-sale	321,835	435,023	235,834
Total loans	$1,115,383	$1,114,439	$920,244
Loans held-for-sale included $321.8 million, $435.0 million and $223.9 million of mortgage warehouse loans at June 30, 2020, March 31, 2020, and June 30, 2019, respectively.
Asset Quality and Allowance for Loan Losses
Coronavirus Disease 2019 (“COVID-19”) Update
In April 2020, the Company implemented a short-term loan modification program for customers impacted financially by the COVID-19 pandemic to provide temporary relief to certain borrowers who meet the program’s qualifications. The program was offered to borrowers to modify their existing loans to temporarily defer principal and/or interest payments for a specified period of time, extend loan maturity dates and/or waive certain loan covenants. Deferred payments may be extended for continued hardship but are not to exceed a total of six months. The majority of short-term loan modifications for commercial real estate loan borrowers consist of deferred payments which may include principal, interest and escrow. Deferred interest is capitalized to the loan balance and deferred principal is added to the maturity or payoff date. For one-to-four family loans, the majority of short-term modifications consist of deferring full monthly payment of principal, interest and escrow, with deferred payments due at maturity or payoff of the loan. Loans qualifying for these modifications will not be required to be reported as delinquent, nonaccrual, impaired or criticized solely as a result of a COVID-19 loan modification for the months of payment deferrals. Borrowers considered current are those that are less than 30 days past due on their modified contractual payments.
During the second quarter of 2020, the Company modified 49 loans representing $136.8 million in loan balances, or 17%, of total gross loans held-for-investment as of June 30, 2020. All loans modified under these programs are maintained on full accrual status during the deferral period. Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) addressed COVID-19 related modifications and specified that such modifications made on loans that were current as of December 31, 2019 are not troubled debt restructurings (“TDRs”). In accordance with interagency guidance issued in April 2020, these short-term modifications made to a borrower affected by the COVID-19 pandemic and governmental shutdown orders, such as payment deferrals, fee waivers and extensions of repayment terms, do not need to be identified as TDRs if the loans were current at the time a modification plan was implemented. The Company elected to adopt these provisions of the CARES Act for the temporary modifications described above. None of the modified loans met the criteria of a TDR under the CARES Act or the related interagency statement.

Loans modified due to COVID-19 during the period presented are as follows:

	Six Months Ended June 30, 2020
	Number of Loans	Loan Balance At Period End	Percentage of Loan Portfolio Balance

	(Dollars in thousands)
COVID-19 related modifications:
Real estate loans:
One-to-four family	19	$11,970	6%
Commercial	28	123,500	39%
Commercial and industrial	2	1,373	6%
	49	$136,843	17%
At June 30, 2020, the allowance for loan losses was $6.8 million, compared to $6.6 million at March 31, 2020, and $7.0 million at June 30, 2019. The ratio of the allowance for loan losses to gross loans held-for-investment at June 30, 2020 was 0.85%, compared to 0.96% and 1.02% at March 31, 2020 and June 30, 2019, respectively.
Nonperforming assets totaled $4.6 million, or 0.20% of total assets, at June 30, 2020, a decrease of $0.5 million from $5.1 million, or 0.22% of total assets at March 31, 2020. Nonperforming assets decreased $3.1 million, from $7.6 million, or 0.34%, of total assets, at June 30, 2019.

	June 30, 2020	March 31, 2020	June 30, 2019

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonperforming loans	$4,528	$5,126	$7,518
Troubled debt restructurings	$1,620	$1,676	$1,896
Other real estate owned, net	$51	—	$112
Nonperforming assets	$4,579	$5,126	$7,630

Asset Quality Ratios:
Nonperforming assets to total assets	0.20%	0.22%	0.34%
Nonperforming loans to gross loans(1)	0.57%	0.75%	1.09%
Nonperforming assets to gross loans and other real estate owned(1)	0.57%	0.75%	1.11%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.00%	0.01%
Allowance for loan losses to gross loans(1)	0.85%	0.96%	1.02%
Allowance for loan losses to nonperforming loans	149.36%	127.94%	93.76%
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(1)	Loans exclude loans held-for-sale at each of the dates presented.
Securities
Securities available-for-sale decreased $13.2 million, or 1.4%, from $964.3 million at March 31, 2020, and increased $30.6 million, or 3.3%, from $920.5 million at June 30, 2019, to $951.1 million at June 30, 2020. During the second quarter of 2020 the Company sold $202.3 million of fixed-rate commercial mortgage-backed securities and realized a gain on sale of $2.6 million. These bonds were originally purchased as part of the hedging strategy in 2019. The Company reinvested the proceeds from these sales in $163.8 million of highly rated fixed-rate tax-exempt municipal bonds at higher tax-equivalent yields than the commercial mortgage-backed securities that were sold. The municipal bonds that were purchased have a similar average life as the commercial mortgage-backed securities that were sold. The Company also purchased $15.8 million of highly rated fixed-rate taxable municipal bonds and entered into a series of interest rate swaps, which are accounted for as fair value hedges, to convert the bonds from fixed to floating rate yields.

Capital Ratios
At June 30, 2020, the Company’s ratio of common equity to total assets was 11.45%, compared with 10.59% at March 31, 2020, and 9.58% at June 30, 2019. At June 30, 2020, the Company’s book value per share was $14.36, compared to $13.11 at March 31, 2020, and $12.04 at June 30, 2019.
At June 30, 2020, the Company had a tier 1 leverage ratio of 11.57%, common equity tier 1 capital ratio of 23.32%, tier 1 capital ratio of 24.86% and total capital ratio of 25.54%.
At June 30, 2020, the Bank had a tier 1 leverage ratio of 10.92%, common equity tier 1 capital ratio of 23.48%, tier 1 capital ratio of 23.48% and total capital ratio of 24.17%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio.

Capital Ratios(1)	June 30, 2020	March 31, 2020	June 30, 2019
The Company
Tier 1 leverage ratio	11.57%	10.98%	11.11%
Common equity tier 1 capital ratio	23.32%	23.75%	23.96%
Tier 1 risk-based capital ratio	24.86%	25.35%	25.75%
Total risk-based capital ratio	25.54%	26.05%	26.57%
Common equity to total assets	11.45%	10.59%	9.58%
The Bank
Tier 1 leverage ratio	10.92%	10.33%	10.62%
Common equity tier 1 capital ratio	23.48%	23.86%	24.66%
Tier 1 risk-based capital ratio	23.48%	23.86%	24.66%
Total risk-based capital ratio	24.17%	24.55%	25.49%
________________________

(1)	June 30, 2020 capital ratios are preliminary.
Conference Call and Webcast
The Company will host a conference call on Monday, July 27, 2020 at 11:00 a.m. (Eastern Time) to present and discuss second quarter 2020 results. The conference call can be accessed live by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, and requesting to be joined to the Silvergate Capital Corporation Second Quarter 2020 Earnings Conference Call. A replay will be available starting at 2:00 p.m. (Eastern Time) on July 27, 2020 and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13706030. The replay will be available until 11:59 p.m. (Eastern Time) on August 10, 2020.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergatebank.com. The online replay will remain available for a limited time beginning immediately following the call.
About Silvergate
Silvergate Capital Corporation is a registered bank holding company for Silvergate Bank, headquartered in La Jolla, California. Silvergate Bank is a commercial bank that opened in 1988, has been profitable for 22 consecutive years, and has focused its strategy on creating the banking platform for innovators, especially in the digital currency industry, and developing product and service solutions addressing the needs of entrepreneurs. The Company’s assets consist primarily of its investment in the Bank and the Company’s primary activities are conducted through the Bank. The Company is subject to supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Bank is subject to supervision by the California Department of Business Oversight, Division of Financial Institutions and, as a Federal Reserve member bank, the Federal Reserve. The Bank’s deposits are insured up to legal limits by the Federal Deposit Insurance Corporation.

Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to fully reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Jamie Lillis / Shannon Devine
(858) 200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands)
(Unaudited)

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
ASSETS
Cash and due from banks	$13,777	$2,778	$1,579	$4,098	$2,036
Interest earning deposits in other banks	185,667	163,422	132,025	156,160	339,325
Cash and cash equivalents	199,444	166,200	133,604	160,258	341,361
Securities available-for-sale, at fair value	951,094	964,317	897,766	909,917	920,481
Securities held-to-maturity, at amortized cost	—	—	—	—	63
Loans held-for-sale, at lower of cost or fair value	321,835	435,023	375,922	311,410	235,834
Loans held-for-investment, net of allowance for loan losses	793,548	679,416	664,622	691,990	684,410
Federal home loan and federal reserve bank stock, at cost	13,499	10,269	10,264	10,264	10,264
Accrued interest receivable	7,700	6,344	5,950	5,875	6,296
Other real estate owned, net	51	—	128	81	112
Premises and equipment, net	3,326	3,406	3,259	3,224	3,276
Operating lease right-of-use assets	3,846	4,210	4,571	4,927	5,280
Derivative assets	35,770	33,506	23,440	30,885	25,698
Low income housing tax credit investment	917	927	954	981	1,008
Other assets	9,683	7,090	7,647	7,032	7,951
Total assets	$2,340,713	$2,310,708	$2,128,127	$2,136,844	$2,242,034
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$1,563,136	$1,745,219	$1,343,667	$1,394,433	$1,549,886
Interest bearing accounts	107,773	257,738	470,987	453,662	388,764
Total deposits	1,670,909	2,002,957	1,814,654	1,848,095	1,938,650
Federal home loan bank advances	360,000	30,000	49,000	20,000	—
Other borrowings	—	—	—	—	53,545
Notes payable	—	—	3,714	4,000	4,286
Subordinated debentures, net	15,823	15,820	15,816	15,813	15,809
Operating lease liabilities	4,146	4,515	4,881	5,237	5,581
Accrued expenses and other liabilities	21,730	12,664	9,026	13,085	9,415
Total liabilities	2,072,608	2,065,956	1,897,091	1,906,230	2,027,286
Commitments and contingencies
Preferred stock	—	—	—	—	—
Class A common stock	184	184	178	167	166
Class B non-voting common stock	3	3	9	12	12
Additional paid-in capital	132,479	132,336	132,138	125,573	125,599
Retained earnings	102,169	96,703	92,310	88,712	82,056
Accumulated other comprehensive income	33,270	15,526	6,401	16,150	6,915
Total shareholders’ equity	268,105	244,752	231,036	230,614	214,748
Total liabilities and shareholders’ equity	$2,340,713	$2,310,708	$2,128,127	$2,136,844	$2,242,034

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income
Loans, including fees	$11,710	$13,121	$11,684	$24,831	$24,795
Taxable securities	4,123	6,048	4,501	10,171	7,534
Tax-exempt securities	1,577	48	—	1,625	—
Other interest earning assets	405	724	3,058	1,129	6,855
Dividends and other	200	121	229	321	351
Total interest income	18,015	20,062	19,472	38,077	39,535
Interest expense
Deposits	1,652	4,051	1,194	5,703	1,535
Federal home loan bank advances	44	227	—	271	—
Notes payable and other	—	36	443	36	585
Subordinated debentures	267	270	267	537	531
Total interest expense	1,963	4,584	1,904	6,547	2,651
Net interest income before provision for loan losses	16,052	15,478	17,568	31,530	36,884
Provision for loan losses	222	367	152	589	419
Net interest income after provision for loan losses	15,830	15,111	17,416	30,941	36,465
Noninterest income
Mortgage warehouse fee income	450	382	346	832	712
Service fees related to off-balance sheet deposits	7	70	412	77	1,171
Deposit related fees	2,438	1,766	1,171	4,204	2,158
Gain on sale of securities, net	2,556	1,197	—	3,753	—
(Loss) gain on sale of loans, net	(56)	506	156	450	345
Gain on sale of branch, net	—	—	—	—	5,509
Gain on extinguishment of debt	—	925	—	925	—
Other income	39	85	69	124	130
Total noninterest income	5,434	4,931	2,154	10,365	10,025
Noninterest expense
Salaries and employee benefits	9,002	8,955	8,082	17,957	16,847
Occupancy and equipment	894	907	1,012	1,801	1,885
Communications and data processing	1,313	1,261	1,123	2,574	2,160
Professional services	1,105	985	1,073	2,090	2,518
Federal deposit insurance	182	123	168	305	343
Correspondent bank charges	347	373	301	720	580
Other loan expense	99	122	118	221	243
Other real estate owned expense	—	—	5	—	5
Other general and administrative	1,030	1,149	839	2,179	1,626
Total noninterest expense	13,972	13,875	12,721	27,847	26,207
Income before income taxes	7,292	6,167	6,849	13,459	20,283
Income tax expense	1,826	1,774	1,693	3,600	5,691
Net income	5,466	4,393	5,156	9,859	14,592
Basic earnings per share	$0.29	$0.24	$0.29	$0.53	$0.82
Diluted earnings per share	$0.29	$0.23	$0.28	$0.52	$0.80
Weighted average shares outstanding:
Basic	18,672	18,668	17,835	18,670	17,837
Diluted	19,124	19,117	18,257	19,112	18,267

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
This earnings release includes certain non-GAAP financial measures for the six months ended June 30, 2020 and 2019, in order to present our results of operations for that period on a basis consistent with our historical operations. On November 15, 2018, the Company and the Bank entered into a purchase and assumption agreement with HomeStreet Bank to sell the Bank’s retail branch located in San Marcos, California and business loan portfolio to HomeStreet Bank. This transaction, which was completed in March 2019, generated a pre-tax gain on sale of $5.5 million. There were no non-GAAP adjustments for the three and six months ended June 30, 2020 or for the three months ended June 30, 2019. Management believes that these non-GAAP financial measures provide useful information to investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP.

	Six Months Ended June 30,
	2020	2019

	(Dollars in thousands)
Net income
Net income, as reported	$9,859	$14,592
Adjustments:
Gain on sale of branch, net	—	(5,509)
Tax effect(1)	—	1,574
Adjusted net income	$9,859	$10,657

Noninterest income / average assets(2)
Noninterest income	$10,365	$10,025
Adjustments:
Gain on sale of branch, net	—	(5,509)
Adjusted noninterest income	10,365	4,516
Average assets	2,195,874	1,991,171
Noninterest income / average assets, as reported	0.95%	1.02%
Adjusted noninterest income / average assets	0.95%	0.46%

Return on average assets (ROAA)(2)
Adjusted net income	$9,859	$10,657
Average assets	2,195,874	1,991,171
Return on average assets (ROAA), as reported	0.90%	1.48%
Adjusted return on average assets	0.90%	1.08%

Return on average equity (ROAE)(2)
Adjusted net income	$9,859	$10,657
Average equity	249,767	200,996
Return on average equity (ROAE), as reported	7.94%	14.64%
Adjusted return on average equity	7.94%	10.69%

Efficiency ratio
Noninterest expense	$27,847	$26,207
Net interest income	31,530	36,884
Noninterest income	10,365	10,025
Total net interest income and noninterest income	41,895	46,909
Adjustments:
Gain on sale of branch, net	—	(5,509)
Adjusted total net interest income and noninterest income	41,895	41,400
Efficiency ratio, as reported	66.47%	55.87%
Adjusted efficiency ratio	66.47%	63.30%
________________________

(1)	Amount represents the total income tax effect of the adjustment, which is calculated based on the applicable marginal tax rate of 28.58%.

(2)	Data has been annualized.